Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-256187) on Form S-4 of Bird Global, Inc. our report dated November 18, 2020, except for the effects of Note 1 for which the date is July 15, 2021, relating to the consolidated financial statements of LMTS Holding, SCA appearing in the proxy statement/prospectus, which is part of the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

July 15, 2021